Exhibit 99.1

Worthington Industries President and CFO to Retire

COLUMBUS, Ohio--(BUSINESS WIRE)--Worthington Industries (NYSE:WOR) today announced that John Christie, President and CFO, has requested early retirement. Christie will stay with Worthington through the end of July to permit an orderly close of the company’s yearly financial statements and a smooth transition to a new CFO.

“This was a very difficult decision for me,” said Christie. “I agreed to take on the added role of CFO in 2003, but it was not my intention to stay on in this capacity for more than 5 years. Christie also said a recently diagnosed family health issue made him realize that the demands of the position make it difficult for family to be a priority. “It will be hard to leave Worthington, but there is a strong financial team in place.”

“I value the contributions and commitment John has made to Worthington,” said John P. McConnell, Chairman and CEO. “John became President in 1999. A few years later, he agreed to take over as CFO in the midst of ever-tightening financial regulations that began with Sarbanes Oxley. Under John’s leadership, our financial team has responded well to these increasing demands. We wish John all the best in his retirement and thank him for his service.”

Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America’s premier value-added steel processor and a leader in manufactured metal products such as metal framing, metal ceiling grid systems, pressure cylinders, automotive past model service stampings and laser welded blanks. Worthington Industries and its subsidiaries employ more than 8,000 people and operate 69 facilities in 11 countries.

Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company’s foundation.

Safe Harbor Statement

The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 ("the Act"). Statements by the company, which are not historical information, constitute "forward looking statements" within the meaning of the Act. All forward-looking statements are subject to risks and uncertainties which could cause actual results to differ from those projected. Factors that could cause actual results to differ materially include risks described from time to time in the company's filings with the Securities and Exchange Commission.

CONTACT:
Worthington Industries, Inc.
Media Contact:
Cathy M. Lyttle, 614-438-3077
VP, Corporate Communications
E-mail: cmlyttle@WorthingtonIndustries.com
or
Investor Contact:
Allison M. Sanders, 614-840-3133
Director, Investor Relations
E-mail: asanders@WorthingtonIndustries.com
or
www.WorthingtonIndustries.com